Exhibit 23.2

Independent Accountants’ Consent

The Board of Directors
Essex Bancorp, Inc.

We consent to the inclusion of our report dated February 3, 2003, except as to note 14 for which the date is October 22, 2003 and to the reference to our firm under the heading “Experts” in the Form S-4 (Amendment No. 1) of Southern Financial Bancorp, Inc.

/s/ KPMG LLP

Norfolk, VA
January 7, 2004